Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of the Company as of December 31, 2008:

Name of Subsidiary	State of Incorporation

Best Well Service, Inc.	Kansas
Bob Beeman Drilling Company	Utah